SALEM COMMUNICATIONS ANNOUNCES FIRST QUARTER 2011 TOTAL REVENUE OF $51.8 MILLION

CAMARILLO, CA May 9, 2011 – Salem Communications Corporation (Nasdaq: SALM), a leading U.S. radio broadcaster, Internet content provider, and magazine and book publisher targeting audiences interested in Christian and family-themed content and conservative values, released its results for the three months ended March 31, 2011.

First Quarter 2011 Results

For the quarter ended March 31, 2011 compared to the quarter ended March 31, 2010:

Consolidated

•

Total revenue increased 7.2% to $51.8 million from $48.3 million;

•

Operating expenses decreased 1.0% to $39.8 million from $40.2 million;

•

Operating expenses excluding gain or loss on disposal of assets increased 10.3% to $44.3 million from $40.2 million;

•

Operating income increased 47.7% to $12.0 million from $8.1 million;

•

Net income increased to $2.6 million, or $0.10 net income per diluted share, from $0.2 million, or $0.01 net income per diluted share in the prior year;

•

EBITDA increased 35.1% to $15.7 million from $11.6 million; and

•

Adjusted EBITDA decreased 4.0% to $11.5 million from $12.0 million.

Broadcast

•

Net broadcast revenue increased 3.2% to $42.7 million from $41.4 million;

•

Station operating income (“SOI”) decreased 3.1% to $14.9 million from $15.4 million;

•

Same station net broadcast revenue increased 3.7% to $41.8 million from $40.3 million;

•

Same station SOI decreased 3.7% to $14.6 million from $15.2 million; and

•

Same station SOI margin decreased to 35.0% from 37.7%.

Internet

•

Internet revenue increased 38.4% to $6.2 million from $4.5 million; and

•

Internet operating income increased 36.8% to $0.9 million from $0.6 million.

Publishing

•

Publishing revenue increased 17.1% to $2.8 million from $2.4 million; and

•

Publishing operating loss was $39,000 compared to a loss of $97,000 in the prior year.

Included in the results for the quarter ended March 31, 2011 are:

•

A $4.5 million gain ($2.7 million, net of tax, or $0.11 per diluted share) on disposal of assets comprised of a $2.4 million pre-tax gain from the sale of KKMO-AM in Seattle, Washington and a $2.1 million pre-tax gain from the sale of KXMX-AM in Los Angeles, California, offset by losses from various fixed asset and equipment disposals; and

•

A $0.3 million non-cash compensation charge ($0.2 million, net of tax) related to the expensing of stock options consisting of:

o

$0.2 million non-cash compensation included in corporate expenses; and

o

$0.1 million non-cash compensation included in broadcast operating expenses.

Included in the results for the quarter ended March 31, 2010 are:

•

A $0.3 million non-cash compensation charge ($0.2 million, net of tax) related to the expensing of stock options primarily included in corporate expenses.

Per share numbers are calculated based on 24,759,253 diluted weighted average shares for the quarter ended March 31, 2011, and 24,441,944 diluted weighted average shares for the quarter ended March 31, 2010.

Balance Sheet

As of March 31, 2011, the company had $270.0 million of 9 5/8% senior secured second lien notes outstanding and had $19.0 million drawn on its revolver.  The company was in compliance with the covenants of its credit facility and bond indenture.  The company’s bank leverage ratio was 5.55 versus a compliance covenant of 7.0.

Acquisitions and Divestitures

The following transactions were completed since January 1, 2011:

•

On January 6, 2011, we sold radio station KKMO-AM, Seattle, Washington for $2.7 million;

•

On February 25, 2011, we sold radio station KXMX-AM, Los Angeles, California, for $12.0 million;

•

On March 1, 2011, we sold radio station, WAMD-AM, Aberdeen, Maryland, for $1;

•

On March 14, 2011, we acquired WDDZ-AM (now WBZS-AM), Pawtucket, Rhode Island, for $0.6 million; and

•

On March 28, 2011, we acquired WorshipHouse Media, an on-line church media and video ministry website, for $6.0 million.

The following transaction is currently pending:

•

On March 5, 2010, we entered into an agreement to re-acquire KTEK-AM, Houston, Texas for $3.7 million, which includes forgiveness of the promissory note that we received upon our original sale of the station.  We began programming the station pursuant to a Time Brokerage Agreement with the current owner on March 8, 2010; and

•

On May 2, 2011, we instructed the trustee of our Indenture to notify our bondholders of our intent to complete another redemption of $17.5 million of our 9 5/8% Senior Secured Second Lien Notes at a price equal to 103% of the face value.  We expect this redemption to close on June 1, 2011.

Conference Call Information

Salem will host a teleconference to discuss its results on May 9, 2011 at 2:00 p.m. Pacific Time. To access the teleconference, please dial (913) 312-1434, passcode 6229861 or listen via the investor relations portion of the company’s website, located at www.salem.cc.  A replay of the teleconference will be available through May 23, 2011 and can be heard by dialing (719) 457-0820, passcode 6229861 or on the investor relations portion on the company’s website, located at www.salem.cc.

Second Quarter 2011 Outlook

For the second quarter of 2011, Salem is projecting total revenue to increase 5% to 7% over second quarter 2010 total revenue of $53.1 million.  Salem is also projecting operating expenses before gain or loss on disposal of assets, terminated transaction costs and abandoned license upgrades and impairments to increase 4% to 7% as compared to the second quarter of 2010 operating expenses of $43.1 million.

Salem Communications Corporation is the largest commercial U.S. radio broadcasting company that provides programming targeted at audiences interested in Christian and family-themed radio content, as measured by the number of stations and audience coverage.  Upon completion of all announced transactions, the company will own and/or operate a national portfolio of 95 radio stations in 37 markets, including 59 stations in 22 of the top 25 markets.  We also program the Family Talk ™ Christian-themed talk format on SiriusXM Channel 131.

Salem also owns Salem Radio Network, a national radio network that syndicates talk, news and music programming to approximately 2,000 affiliated radio stations and Salem Media Representatives, a national media advertising sales firm with offices across the country.

In addition to its radio broadcast business, Salem owns an Internet and a publishing division. Salem Web Network is a provider of online Christian and conservative-themed content and streaming and includes websites such as Christian faith focused Christianity.com, Questions and Answers about Jesus Christ at Jesus.org, Christian living focused Crosswalk.com®, online Bible at BibleStudyTools.com, Christian videos at GodTube.com,  a leading website providing church media at WorshipHouseMedia.com and Christian radio ministries online at OnePlace.com. Additionally Salem owns conservative news leader Townhall.com® and conservative political blog HotAir.com, providing conservative commentary, news and blogging. Salem Publishing™ circulates Christian and conservative magazines such as Homecoming® The Magazine, YouthWorker Journal™, The Singing News, FaithTalk Magazine, Preaching and Townhall Magazine™. Xulon Press™ is a provider of self publishing services targeting the Christian audience.

Company Contact:

Evan D. Masyr

Salem Communications

(805) 987-0400 ext. 1053

evanm@salem.cc

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to the ability of Salem to close and integrate announced transactions, market acceptance of Salem’s radio station formats, competition from new technologies, adverse economic conditions, and other risks and uncertainties detailed from time to time in Salem's reports on Forms 10-K, 10-Q, 8-K and other filings filed with or furnished to the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Salem undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Regulation G

Station operating income, non-broadcast operating income, EBITDA and Adjusted EBITDA are financial measures not prepared in accordance with generally accepted accounting principles (“GAAP”). Station operating income is defined as net broadcast revenues minus broadcast operating expenses. Non-broadcast operating income is defined as non-broadcast revenue minus non-broadcast operating expenses.  EBITDA is defined as net income before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before gain or loss on the disposal of assets and non-cash compensation expense.  In addition, Salem has provided supplemental information as an attachment to this press release, reconciling these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. The company believes these non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provide useful measures of the company’s operating performance.

Station operating income, non-broadcast operating income, EBITDA and Adjusted EBITDA are generally recognized by the broadcast industry as important measures of performance and are used by investors as well as analysts who report on the industry to provide meaningful comparisons between broadcast. Station operating income, non-broadcast operating income, EBITDA and Adjusted EBITDA are not a measure of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not a substitute for, or superior to, the company’s results of operations presented on a GAAP basis such as operating income and net income. In addition, Salem’s definitions of station operating income, non-broadcast operating income, EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures reported by other companies.

Salem Communications Corporation
Condensed Consolidated Statements of Operations
(in thousands, except share, per share and margin data)
	Three Months Ended
	March 31,
	2010	2011
	(Unaudited)

Net broadcast revenue	$41,408	$42,730
Internet revenue	4,490	6,212
Publishing revenue	2,426	2,841
Total revenue	48,324	51,783
Operating expenses:
Broadcast operating expenses	25,997	27,802
Internet operating expenses	3,868	5,361
Publishing operating expenses	2,523	2,880
Corporate expenses	4,269	4,551
Depreciation and amortization	3,556	3,752
(Gain) loss on disposal of assets	13	(4,525)
Total operating expenses	40,226	39,821
Operating income	8,098	11,962
Other income (expense):
Interest income	48	43
Interest expense	(7,692)	(7,235)
Other expense, net	(31)	(11)
Income before income taxes	423	4,759
Provision for income taxes	219	2,172
Net income	$204	$2,587

Basic income per share	$0.01	$0.11

Diluted income per share	$0.01	$0.10

Basic weighted average shares outstanding	23,724,192	24,520,858
Diluted weighted average shares outstanding	24,441,944	24,759,253

Other Data:
Station operating income	$15,411	$14,928
Station operating margin	37.2%	34.9%

Salem Communications Corporation
Condensed Consolidated Balance Sheets
(in thousands)
	December 31,	March 31,
	2010	2011
		(Unaudited)

Assets
Cash	$828	$263
Restricted cash	100	100
Trade accounts receivable, net	29,363	28,316
Deferred income taxes	5,974	5,338
Other current assets	3,943	4,656
Property, plant and equipment, net	115,867	115,225
Intangible assets, net	404,212	400,336
Bond issue costs	6,084	5,869
Bank loan fees	1,265	1,146
Other assets	6,850	7,211
Total assets	$574,486	$568,460

Liabilities and Stockholders' equity
Current liabilities	22,809	29,226
Long-term debt and capital lease obligations	304,416	288,434
Deferred income taxes	42,296	43,521
Other liabilities	8,561	7,933
Stockholders' equity	196,404	199,346
Total liabilities and stockholders' equity	$574,486	$568,460

Salem Communications Corporation
Supplemental Information
(in thousands)
	Three Months Ended
	March 31,
	2010	2011
	(Unaudited)
Capital expenditures
Acquisition related / income producing	$29	$962
Maintenance	1,355	1,487
Total capital expenditures	$1,384	$2,449

Tax information
Cash tax expense	$17	$13
Deferred tax expense	202	2,159
Provision for income taxes	$219	$2,172

Tax benefit of non-book amortization	$2,632	$2,541

Reconciliation of Same Station Net Broadcast Revenue to Total Net Broadcast Revenue

Net broadcast revenue - same station	$40,302	$41,787
Net broadcast revenue - acquisitions	14	315
Net broadcast revenue - dispositions	546	217
Net broadcast revenue - format changes	546	411
Total net broadcast revenue	$41,408	$42,730

Reconciliation of Same Station Broadcast Operating Expenses to Total Broadcast Operating Expenses

Broadcast operating expenses - same station	$25,109	$27,154
Broadcast operating expenses - acquisitions	14	280
Broadcast operating expenses - dispositions	388	(68)
Broadcast operating expenses - format changes	486	436
Total broadcast operating expenses	$25,997	$27,802

Reconciliation of Same Station Operating Income to Total Station Operating Income

Station operating income - same station	$15,193	$14,633
Station operating income - acquisitions	-	35
Station operating income - dispositions	158	285
Station operating income - format changes	60	(25)
Total station operating income	$15,411	$14,928

Salem Communications Corporation
Supplemental Information
(in thousands)
	Three Months Ended
	March 31,
	2010	2011
	(Unaudited)
Reconciliation of Station Operating Income, Internet Operating Income and Publishing Operating Loss to Operating Income

Station operating income	$15,411	$14,928
Internet operating income	622	851
Publishing operating loss	(97)	(39)
Less:
Corporate expenses	(4,269)	(4,551)
Depreciation and amortization	(3,556)	(3,752)
Gain (loss) on disposal of assets	(13)	4,525
Operating income	$8,098	$11,962

Reconciliation of Adjusted EBITDA to EBITDA to Net Income
Adjusted EBITDA	$11,968	$11,484
Less:
Stock-based compensation	(332)	(306)
Gain (loss) on disposal of assets	(13)	4,525

EBITDA	11,623	15,703
Plus:
Interest income	48	43
Less:
Depreciation and amortization	(3,556)	(3,752)
Interest expense	(7,692)	(7,235)
Provision for income taxes	(219)	(2,172)
Net income	$204	$2,587

	Outstanding at	Applicable
	March 31,2011	Interest Rate
Selected Debt Data
9 5/8% senior subordinated notes	$270,000	9.63%
Revolving credit facility	19,000	4.40%